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                                    KELLWOOD

                           N E W S   R E L E A S E


                      KELLWOOD (NYSE:KWD) CERTIFIES RESULTS

ST. LOUIS, MO, August 28, 2002 - Hal J. Upbin, Kellwood chairman, president and chief executive officer, and W. Lee Capps, III, senior vice president finance and chief financial officer, have filed the SEC requested certifications.

"Lee and I laud the actions taken by the SEC. Kellwood has consistently conducted itself in an honorable and straightforward manner since its inception over 40 years ago. High moral and ethical standards have always been the foundation of our business. We pride ourselves in the quality and the caliber of our associates and board members. Strong ethics are the basis for trust. Without trust there can never be a strong relationship with investors, customers, or associates," said Upbin.

"Recognizing the importance of corporate responsibility, we formally established a corporate governance committee of the Kellwood Board of Directors two years ago, well before the current SEC mandated actions on this subject. This committee adopted formal corporate governance guidelines, and reaffirmed the Company's Code of Ethics. Each of the Audit, Compensation and Corporate Governance Committees were comprised of only independent directors, and formal charters were adopted for each committee," said Upbin.

"The Company also will begin expensing stock options in Fiscal 2003. This accounting change will take effect in Fiscal 2003, which begins February 1, 2003. Expensing of stock options is not expected to impact earnings significantly, and the expensing will be implemented in accordance with current Generally Accepted Accounting Principles," added Capps.

Celebrating 40 years of value, fashion and diversity, Kellwood is a $2.1 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). EMME(R) and Bill Burns(R) are produced under licensing agreements. For more information about Kellwood, visit Kellwood's website at www.kellwood.com.

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FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company,
314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.

MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.